EXHIBIT 21



                         SUBSIDIARIES OF THE REGISTRANT


                                              Jurisdiction of         Percentage
      Name                                    Incorporation            Ownership
      ----                                    -------------            ---------

Hyde, Inc.                                        Maine                  100%

Saucony Canada, Inc.(1)                           Ontario                 95%

Saucony UK, Inc.(1)                               Massachusetts          100%

Saucony Sports, B.V.(1)                           Netherlands            100%

Saucony Deutschland Vertriebs GmbH(1)             Germany                100%

Saucony Asia Pacific Limited                      Hong Kong              100%

Saucony Factory Outlet Stores of
   Florida, Inc.                                  Delaware               100%

______________________

(1)Does business as "Saucony."